Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Step Performance Securities linked to a Currency Basket relative to the Japanese Yen due April 17, 2015	$2,900,000.00	$395.56
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG $2,900,000 Trigger Step Performance Securities
Linked to a Currency Basket relative to the Japanese Yen due April 17, 2015

Investment Description

UBS Trigger Step Performance Securities linked to a Currency Basket relative to the Japanese yen (the “Securities”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS”). The Securities provide exposure to the performance of an equally weighted basket of currencies (the “underlying basket”) comprised of four currencies: the Australian dollar (“AUD”), the Brazilian real (“BRL”), the Canadian dollar (“CAD”) and the U.S. dollar (“USD”) (each a “basket currency” and collectively the “basket currencies”) relative to the Japanese yen (the “reference currency”). If the basket return is zero, or positive (meaning that overall the basket currencies have remained flat or strengthened against the reference currency), UBS will repay the full principal amount at maturity plus a return equal to the greater of the basket return and the step return of 15.50%. If the basket return is negative (meaning that overall the basket currencies have weakened against the reference currency) and the final basket level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative basket return but, in no case, will the payment at maturity be less than zero. Each basket currency spot rate relative to the reference currency will be expressed as the number of Japanese yen per one unit of the applicable basket currency, as determined in “Spot Rates” on page 19. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
☐	Participation in Positive Basket Return with Step Return Feature: If the basket return is zero or positive, UBS will repay the full principal amount at maturity and pay a return equal to the greater of the basket return and the step return of 15.50%. If the basket return is negative, investors may be exposed to the percentage decline in the underlying basket at maturity.
☐	Downside Exposure with Contingent Repayment of Principal at Maturity: If the basket return is negative and the final basket level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final basket level is less than the trigger level, UBS will pay less than the full principal amount, resulting in a loss to investors that is proportionate to the negative basket return but, in no case, will the payment at maturity be less than zero. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.
☐	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to the basket currencies relative to the Japanese yen.

Key Dates

Trade Date	April 12, 2013
Settlement Date	April 17, 2013
Final Valuation Date(1)	April 14, 2015
Maturity Date(1)	April 17, 2015
(1)	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to the Trigger Step Performance Securities linked to a Currency Basket Relative to the Japanese yen. The return on the Securities at maturity will depend upon the performance of the basket currencies relative to the reference currency. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof. The initial basket level and trigger level are set to 100 and 85, respectively, on the trade date.

Basket Currencies	Currency Weighting	Reference Currency	Initial Spot Rate	Step Return	CUSIP	ISIN
Australian dollar (“AUD”)	25.00%		103.6918
Brazilian real (“BRL”)	25.00%		49.9671
Canadian dollar (“CAD”)	25.00%		97.4296
U.S. dollar (“USD”)	25.00%		98.7400
		Japanese yen (“JPY”)		15.50%	902669571	US9026695711

See “Final Terms” on page 4. The Securities we are offering will have the terms set forth in the accompanying product supplement, the accompanying currency and commodity supplement (to the extent specifically referenced herein), the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS
Per Security	$10.00	$0.20	$9.80
Total	$2,900,000.00	$58,000.00	$2,842,000.00

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated April 12, 2013

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Trigger Step Performance Securities that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Securities Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You seek an investment with a return linked to the performance of the basket currencies relative to the Japanese yen and believe the Japanese yen will depreciate relative to the basket currencies.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying basket.
♦	You believe that the underlying basket will appreciate over the term of the Securities and you are willing to invest in the Securities based on the step return of 15.50%.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of approximately 2 years, and are aware that there may be little or no secondary market for the Securities.
♦	You understand the risks associated with an investment in foreign exchange rates.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or substantial portion of your investment and are not willing to make an investment that may have the same downside market risk as the underlying basket.
♦	You believe that the Japanese yen will appreciate relative to the basket currencies and that the level of the underlying basket will decline during the term of the Securities to a final basket level that is below the trigger level on the final valuation date.
♦	You are unwilling to invest in the Securities based on the step return of 15.50%.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying basket.
♦	You seek current income from your investments.
♦	You are unable or unwilling to hold the Securities to maturity, which have a term of approximately 2 years, or you seek an investment for which there will be an active secondary market.
♦	You do not understand the risks associated with an investment in foreign exchange rates.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7 and more detailed “Risk Factors” beginning on page PS-8 of the product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Size	$2,900,000
Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities).
Term	Approximately 2 years.

Basket Currencies and Currency Weighting	Basket Currency	Currency Weighting
	Australian dollar (“AUD”)	25%
	Brazilian real (“BRL”)	25%
	Canadian dollar (“CAD”)	25%
	U.S. dollar (“USD”)	25%

Step Return	15.50%
Trigger Level	85.00, which is equal to 85.00% of the initial basket level
Payment at Maturity (per Security)	If the basket return is zero or positive, UBS will pay you a cash payment per Security equal to: $10 + ($10 × the greater of (i) Step Return and (ii) Basket Return)
Due to the currency return calculation, the maximum basket return is 100%.
If the basket return is negative and the final basket level is greater than or equal to the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10 per Security.
If the basket return is negative and the final basket level is less than the trigger level,
UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative basket return, for an amount equal to:
the greater of (i) zero and (ii) $10 + ($10 × Basket Return)
In this scenario, you will lose 1% of your initial investment for every 1% of negative performance of the underlying basket and you will lose a significant portion or all of your initial investment. However, in no case will the payment at maturity be less than zero.
Basket Return	The percentage change in the underlying basket from the initial basket level to the final basket level, calculated as follows:
Final Basket Level — Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level	The final basket level will be calculated as follows:
100 × [1 + (AUD Return × 25.00%) + (BRL Return × 25.00%) + (CAD Return × 25.00%) + (USD Return × 25.00%)]
The AUD Return, BRL Return, CAD Return and USD Return refer to the currency return for the Australian dollar, the Brazilian real, the Canadian dollar and the U.S. dollar, respectively.

Currency Return	With respect to each basket currency, the percentage change in the relevant basket currency from the initial spot rate to the final spot rate, calculated as follows:
Final Spot Rate — Initial Spot Rate Final Spot Rate
Because the currency return is calculated by dividing the difference between the final spot rate and the initial spot rate by the final spot rate, the maximum possible currency return, and as a result the maximum possible basket return, will equal 100%. There is no comparable limit on the negative performance of the currency return or the basket return. However, in no case will the payment at maturity be less than zero.
Final Spot Rate	For each basket currency, the spot rate on the final valuation date as determined by the calculation agent under “Spot Rates” on page 19 of this pricing supplement.
Initial Spot Rate	For each basket currency, the spot rate on the trade date as determined by the calculation agent under “Spot Rates” on page 19 of this pricing supplement.

Initial Spot Rates	AUD/JPY	103.6918
	BRL/JPY	49.9671
	CAD/JPY	97.4296
	USD/JPY	98.7400

No Coupon Payment	We will not pay you interest during the term of the Securities.
Final Valuation Date	April 14, 2015, unless the calculation agent determines that a market disruption event (as set forth in the product supplement and the currency and commodity supplement) occurs or is continuing with respect to a basket currency on any such day. In such case, or if the final valuation date is not a business day for such basket currency, the final valuation date for the affected basket currency (and only for such basket currency) will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to such basket currency. In no event, however, will the final valuation date for any basket currency be postponed by more than 10 consecutive days for the calculation of the AUD/JPY, CAD/JPY, and USD/JPY spot rates and 30 consecutive days for the calculation of the BRL/JPY spot rate. See “General Terms of the Notes – Market Disruption Event” on page PS-22 of the product supplement and the descriptions of additional market disruption events applicable to BRL/JPY on page CCS-12 of the currency and commodity supplement under “Brazilian Real – Market Disruption Event”.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

How will the Basket Return be calculated?

Your payment at maturity will depend on the basket return. The following steps are necessary to calculate the basket return:

Step 1: Calculate the final spot rate for each of the basket currencies.

The AUD/JPY final spot rate is the product of the AUD/USD spot rate on the final valuation date multiplied by USD/JPY spot rate on the final valuation date, calculated as follows:

AUD/JPY final spot rate = AUD/USD Final Spot Rate x USD/JPY Final Spot Rate

The BRL/JPY final spot rate is the quotient of the USD/JPY spot rate on the final valuation date divided by USD/BRL spot rate on the final valuation date, calculated as follows:

BRL/JPY final spot rate =
USD/JPY Final Spot Rate

USD/BRL Final Spot Rate

The CAD/JPY final spot rate is the quotient of the USD/JPY spot rate on the final valuation date divided by USD/CAD spot rate on the final valuation date, calculated as follows:

CAD/JPY final spot rate =
USD/JPY Final Spot Rate

USD/CAD Final Spot Rate

The USD/JPY final spot rate will be the spot rate on the final valuation date as determined by the calculation agent under “Spot Rates” on page 19 of this pricing supplement.

Step 2: Calculate the currency return for each of the basket currencies.

The AUD currency return is the difference between the AUD/JPY final spot rate and the AUD/JPY initial spot rate relative to the AUD/JPY final spot rate, expressed as a percentage and calculated as follows:

AUD Currency Return =
AUD/JPY Final Spot Rate – AUD/JPY Initial Spot Rate

AUD/JPY Final Spot Rate

An increase in the value of the Australian dollar relative to the Japanese yen is expressed as an increase in the AUD/JPY spot rate.

The BRL currency return is the difference between the BRL/JPY final spot rate and the BRL/JPY initial spot rate relative to the BRL/JPY final spot rate, expressed as a percentage and calculated as follows:

BRL Currency Return =
BRL/JPY Final Spot Rate – BRL/JPY Initial Spot Rate

BRL/JPY Final Spot Rate

An increase in the value of the Brazilian real relative to the Japanese yen is expressed as an increase in the BRL/JPY spot rate.

The CAD currency return is the difference between the CAD/JPY final spot rate and the CAD/JPY initial spot rate relative to the CAD/JPY final spot rate, expressed as a percentage and calculated as follows:

CAD Currency Return =
CAD/JPY Final Spot Rate – CAD/JPY Initial Spot Rate

CAD/JPY Final Spot Rate

An increase in the value of the Canadian dollar relative to the Japanese yen is expressed as an increase in the CAD/JPY spot rate.

The USD currency return is the difference between the USD/JPY final spot rate and the USD/JPY initial spot rate relative to the USD/JPY final spot rate, expressed as a percentage and calculated as follows:

USD Currency Return =
USD/JPY Final Spot Rate – USD/JPY Initial Spot Rate

USD/JPY Final Spot Rate

An increase in the value of the U.S. dollar relative to the Japanese yen is expressed as an increase in the USD/JPY spot rate.

Step 3: Calculate the final basket level.

The final basket level will be calculated as follows:

100 × [1 + (AUD Return × 25.00%) + (BRL Return × 25.00%) + (CAD Return × 25.00%) + (USD Return × 25.00%)]

Step 4: Calculate the basket return.

The basket return is equal to the percentage change in the underlying basket from the initial basket level to the final basket level, calculated as follows:

Final Basket Level – Initial Basket Level

Initial Basket Level

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily pay the full principal amount of the Securities at maturity. If the basket return is negative, UBS will pay you the principal amount of your Securities in cash only if the final basket level is greater than or equal to the trigger level and will only make such payment at maturity. If the final basket level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying basket from the trade date to the final valuation date; however, the payment at maturity will not be less than zero.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying basket is above the trigger level.
♦	The step return applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, and the basket return is positive and below the step return at the time of sale, the price you receive will likely not reflect the full economic value of the step return of the Securities and the return you realize may be less than the step return or the basket return. You can receive the full benefit of the step return from UBS only if you hold your Securities to maturity.
♦	The Securities are subject to an embedded maximum payment at maturity — Because the currency returns are expressed as the final spot rate minus the initial spot rate divided by the final spot rate, your payment at maturity is subject to an embedded maximum payment at maturity. Due to this method of calculation, in no event will any currency return equal or exceed 100% and, accordingly, the payment at maturity will not equal or exceed $20 per Security. Further, because the currency returns are calculated in this manner, there is no comparable limit to the negative performance of a basket currency or the resulting negative basket return. However, in no case will the payment at maturity be less than zero.
♦	The method of calculating the currency returns will diminish any basket currency appreciation and magnify any basket currency depreciation relative to the Japanese yen — The currency returns for each basket currency are calculated by dividing the difference between the applicable final spot rate and the applicable initial spot rate by the applicable final spot rate, rather than dividing that difference by the applicable initial spot rate under the linear method for determining a currency return. Under this calculation method, the denominator of the fraction will always be smaller if the applicable basket currency depreciates relative to the Japanese yen and greater if the applicable basket currency appreciates relative to the Japanese yen. As a result, any basket currency appreciation relative to the Japanese yen will be diminished, while any basket currency depreciation relative to the Japanese yen will be magnified. For example, assuming the initial spot rate of a basket currency relative to the Japanese yen is 1.0, if such basket currency appreciates relative to the Japanese yen by 10% such that the final spot rate is 1.1, the applicable currency return will only be 9.09%; conversely, if such basket currency depreciates relative to the Japanese yen by 10% such that the final spot rate is 0.9, the applicable currency return will be -11.11%. Accordingly, your payment at maturity may be less than if you had invested in similar securities that use the linear method for calculating currency returns.
♦	Market risk — The return on the Securities at maturity is linked to the depreciation of the Japanese yen relative to the underlying basket, and will depend on whether, and the extent to which, the Japanese yen depreciates against such currencies during the term of the Securities. The value of the underlying basket will be affected by movements in the exchange rates of the basket currencies relative to the Japanese yen. The exchange rates for the basket currencies relative to the Japanese yen are the result of the supply of, and the demand for, those basket currencies. Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and Japan, including economic and political developments in other countries. Of particular importance to foreign exchange risks are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant country and Japan. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and Japan and other countries important to international trade and finance. You, as an investor in the Securities, should make your own investigation into the respective basket currencies and the merits of an investment linked to the underlying basket.
♦	The Securities are not regulated by the Commodity Futures Trading Commission — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or currency options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any currency futures contracts, options on futures contracts or options on currencies for your benefit. Therefore an investment in the Securities does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, which will not be the case with these Securities.

♦	No interest payments — You will not receive interest payments on the Securities over the term of the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. The Securities are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.
♦	The formula for calculating the payment at maturity of the Securities will not take into account all developments in the basket currencies — Changes in the exchange rates for the basket currencies relative to the Japanese yen during the term of the Securities before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial basket level on the trade date and the final basket level on the final valuation date. No other levels will be taken into account. As a result, the basket return may be less than zero even if the relevant exchange rates for the basket currencies have moved favorably at certain times during the term of the Securities before moving to an unfavorable level on the final valuation date.
♦	Changes in the value of the basket currencies may offset each other — The Securities are linked to an equally weighted basket composed of the basket currencies. At a time when the value of one or more basket currencies relative to the Japanese yen increases, the value of one or more of the other basket currencies relative to the Japanese yen may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the value of one or more of the basket currencies relative to the Japanese yen may be moderated, or offset, by lesser increases or declines in the value of one or more of the other basket currencies relative to the Japanese yen. Further, due to the currency return calculation resulting in there being no limit to the negative performance of a basket currency, there is the potential for a severe depreciation of one basket currency to offset the potential appreciation of the other basket currencies.
♦	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Securities may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the level of the underlying basket will rise or fall. There can be no assurance that the level of the underlying basket will increase above the initial basket level or that the final basket level will not fall below the trigger level. The value of the basket currencies relative to the Japanese yen will be influenced by complex and interrelated political, economic, financial and other factors that affect the respective basket currencies and the Japanese yen. You should be willing to assume the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the Australian dollar, Canadian dollar, Brazilian real and United States dollar — The return on your Securities may not reflect the return you would realize if you actually converted Japanese yen into or purchased a foreign exchange contract on the Australian dollar, Canadian dollar, Brazilian real and United States dollar.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
♦	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
♦	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
♦	Australian dollar, Brazilian real, Canadian dollar, U.S. dollar and Japanese yen interest rates;
♦	the time remaining to the final valuation date;

♦	the creditworthiness of UBS; and
♦	volatility of the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate.
♦	Information on the basket currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable foreign exchange rate relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets. Certain relevant information relating to Australia, Brazil, Canada, and Japan may not be as well known or as rapidly or thoroughly reported in the United States as comparable to U.S. developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the basket currencies and must be prepared to make special efforts to obtain such information on a timely basis.
♦	Even though the Australian dollar, the Brazilian real, the Canadian dollar, the U.S dollar and the Japanese yen are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States — The spot market for the Australian dollar, the Brazilian real, the Canadian dollar, the U.S dollar and the Japanese yen is a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which the Australian dollar, the Brazilian real, the Canadian dollar, the U.S dollar and the Japanese yen are traded. To the extent that U.S. markets are closed while the markets for the Australian dollar, the Brazilian real, the Canadian dollar and the Japanese yen remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Securities on such U.S. market.
♦	The AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate will be influenced by unpredictable factors which interrelate in complex ways — The AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Canada, Brazil and Japan. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Canada, Brazil and Japan, the relative strength of, and confidence in, the Japanese yen, the trade and current account balance between the United States, Australia, Canada, Brazil and Japan, market interventions by the Federal Reserve Board or the respective central banks of Australia, Canada, Brazil and Japan, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Canada, Brazil and Japan, the stability of the government of Japan and the governments of Australia, Canada, Brazil and the United States and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia, Canada, Brazil and Japan are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Canada, Brazil and Japan and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. It is not possible to predict the aggregate effect of all or any combination of these factors. Your Securities are likely to trade differently from the exchange rates of the basket currencies relative to the Japanese yen, and changes in the exchange rates of the basket currencies relative to the Japanese yen are not likely to result in comparable changes in the market value of your Securities.
♦	The liquidity, trading value and amounts payable under the Securities could be affected by the actions of sovereign governments of the United States, Australia, Brazil, Canada, and Japan — Exchange rates of most economically developed nations, including the United States, Japan, Australia and Canada are “floating,” meaning they are permitted to fluctuate in value relative to the Japanese yen. However, governments of other nations, such as Brazil, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Australia’s, Brazil’s, Canada’s and Japan’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Australia’s, Brazil’s, Canada’s and Japan’s which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Australian dollar, Brazilian real, the Canadian dollar, the U.S. dollar and the Japanese yen or any other currency.
♦	Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the Japanese government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the Japanese yen. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Securities and your return on your investment in the Securities at maturity.

♦	Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the underlying basket and, consequently, on the value of the Securities.
♦	Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments of Australia, Brazil, Canada, Japan and the United States. These factors may affect the values of the component currencies reflected in the underlying basket and the value of your Securities in varying ways, and different factors may cause the values of the basket currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.
♦	The calculation agent can make adjustments that affect the basket currencies and may adversely affect the value of the Securities — The calculation agent may make certain adjustments or determinations upon certain events that may effect a basket currency.

Market Disruption: If a basket currency is no longer available or becomes subject to the imposition of exchange controls or other circumstances beyond UBS’s direct control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent will make all determinations in respect of the affected basket currency as appropriate to account for the economic effect of that event taking into consideration all available information that it deems relevant.

Substitute Currency: If a basket currency is converted into another currency, or another currency is substituted for such basket currency (in each case, the “new currency”), pursuant to applicable law or regulation (the “relevant law”), such basket currency shall be substituted by the new currency for all purposes of the Securities at the conversion rate prescribed in the relevant law at the time of such substitution.

The occurrence of these events and the consequent adjustments may materially and adversely affect your return on the Securities.

♦	Emerging Markets Risk — One of the basket currencies is an emerging market currency. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment in the Securities.
♦	Historical performance of the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate should not be taken as an indication of its future performance of the basket currencies during the term of the Securities — It is impossible to predict whether any of the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate will rise or fall. The AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate will be influenced by complex and interrelated political, economic, financial and other factors.
♦	Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the AUD/JPY spot rate, the BRL/JPY spot rate, the CAD/JPY spot rate and the USD/JPY spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

♦	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation

Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the basket currencies has occurred or is continuing on a day when the calculation agent will determine the final spot rate for a particular basket currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
♦	The calculation agent can accelerate or postpone the determination of the final basket level and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant level of the underlying basket on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 30 consecutive days for the calculation of the USD/BRL spot rate and 10 consecutive days for the calculation of the AUD/JPY, CAD/JPY, and USD/JPY spot rates. As a result, the maturity date for the Securities could also be accelerated or postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying basket is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying basket that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement.

♦	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the Australian dollar, Brazilian real, the Canadian dollar, the U.S. dollar and the Japanese yen currencies that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
♦	Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying basket to which the Securities are linked or the value of the Securities.
♦	You must rely on your own evaluation of the merits of an investment linked to the basket currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future currency exchange rate.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.20 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should read carefully the section below entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations—11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-52 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Securities.

Hypothetical Return Table and Examples

The following table and examples illustrate the hypothetical payment amount at maturity per $10 principal amount of Securities for a hypothetical range of basket returns and reflects an initial basket level of 100, a trigger level of 85 (85.00% of the initial basket level), and a step return of 15.50%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity ($)	Total Return (%)
200.00	100.00%	$20.00	100.00%
190.00	90.00%	$19.00	90.00%
180.00	80.00%	$18.00	80.00%
170.00	70.00%	$17.00	70.00%
160.00	60.00%	$16.00	60.00%
150.00	50.00%	$15.00	50.00%
140.00	40.00%	$14.00	40.00%
130.00	30.00%	$13.00	30.00%
115.50	15.50%	$11.55	15.50%
110.00	10.00%	$11.55	15.50%
100.00	0.00%	$11.55	15.50%
90.00	-10.00%	$10.00	0.00%
85.00	-15.00%	$10.00	0.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
-10.00	-110.00%	$0.00	-100.00%
-20.00	-120.00%	$0.00	-100.00%
-30.00	-130.00%	$0.00	-100.00%
*	Because the currency return is calculated in the manner described in “Final Terms”, the maximum possible currency return, and as a result the maximum possible basket return, will equal 100%. There is no comparable limit on the negative performance of the currency return or the basket return. However, in no case will the payment at maturity be less than zero.

Hypothetical Examples:

The following payment examples show scenarios for the payment at maturity of the Securities, illustrating positive and negative basket returns reflecting either correlated or offsetting returns in the different basket currencies. The following examples are, like the above, based on the step return of 15.50%, as well the initial spot rates and hypothetical final spot rates (which will be determined on the final valuation date), for the basket currencies, and the resulting basket return. The initial spot rate and hypothetical final spot rate values for the basket currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for any basket currency’s exchange rate and should not be taken as an indication of the future performance of any basket currency. In some instances, values have been rounded for ease of analysis.

Example 1:

The positive currency return of each of the basket currencies relative to the Japanese yen results in a basket return of 40.00%.

Because the basket return is 40.00%, which is greater than the step return of 15.50%, the payment at maturity is equal to $14.00 per Security (a return of 40.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 40.00%) = $14.00

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	172.8197	40.00%	25.00%	10.00%
BRL	49.9671	99.9342	50.00%	25.00%	12.50%
CAD	97.4296	149.8917	35.00%	25.00%	8.75%
USD	98.7400	151.9077	35.00%	25.00%	8.75%

Final Basket Level = 100 × [1 + (40% × 25%) + (50% × 25%) + (35% × 25%) + (35% × 25%)] = 140

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (140 – 100)/100 = 0.40 = 40.00%

Example 2:

The positive currency return of each of the basket currencies relative to the Japanese yen results in a basket return of 10.00%. Due to the step return, the payment at maturity will equal $11.55 per Security.

Because the basket return is 10.00%, which is positive but less than the step return of 15.50%, the payment at maturity is equal to $11.55 per Security (a return of 15.50%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 15.50%) = $11.55

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	112.7085	8.00%	25.00%	2.00%
BRL	49.9671	55.5190	10.00%	25.00%	2.50%
CAD	97.4296	102.5575	5.00%	25.00%	1.25%
USD	98.7400	118.9639	17.00%	25.00%	4.25%

Final Basket Level = 100 x [1 + (8% x 25%) + (10% x 25%) + (5% x 25%) + (17% x 25%)] = 110

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (110 – 100)/100 = 0.10 = 10.00%

Example 3:

The negative currency return of each of the basket currencies relative to the Japanese yen results in a basket return of -10.00%, and, therefore, a payment at maturity of $10.00 per Security.

Because the basket return is -10.00%, which is less than zero but greater than the trigger level, the payment at maturity is equal to $10.00 per Security (a return of 0.00%).

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	94.2653	-10.00%	25.00%	-2.50%
BRL	49.9671	44.6135	-12.00%	25.00%	-3.00%
CAD	97.4296	84.7214	-15.00%	25.00%	-3.75%
USD	98.7400	95.8641	-3.00%	25.00%	-0.75%

Final Basket Level = 100 x [1 + (-10% x 25%) + (-12% x 25%) + (-15% x 25%) + (-3% x 25%)] = 90

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (90 – 100)/100 = - 0.10 = -10.00%

Example 4:

The positive and negative currency returns of each of the basket currencies relative to the Japanese yen results in a basket return of 5.00%, and, therefore, a payment at maturity equal to the step return of $11.55 per Security.

Because the basket return is 5.00%, which is positive but less than the step return of 15.50%, the payment at maturity is equal to $11.55 per Security (a return of 15.50%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × 15.50%) = $11.55

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	98.7541	-5.00%	25.00%	-1.25%
BRL	49.9671	45.4246	-10.00%	25.00%	-2.50%
CAD	97.4296	114.6231	15.00%	25.00%	3.75%
USD	98.7400	123.4250	20.00%	25.00%	5.00%

Final Basket Level = 100 x [1 + (-5% x 25%) + (-10% x 25%) + (15% x 25%) + (20% x 25%)] = 105

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (105 – 100)/100 = 0.05 = 5.00%

Example 5:

The negative and positive currency return of each of the basket currencies relative to the Japanese yen results in a basket return of -20.00%, and, therefore, a payment at maturity of $8.00 per Security.

Because the basket return is -20.00%, which is less than the trigger level, the payment at maturity is equal to $8.00 per Security (a return of -20.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 × -20%) = $8.00

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	69.1279	-50.00%	25.00%	-12.50%
BRL	49.9671	33.3114	-50.00%	25.00%	-12.50%
CAD	97.4296	108.2551	10.00%	25.00%	2.50%
USD	98.7400	109.7111	10.00%	25.00%	2.50%

Final Basket Level = 100 × [1 + (-50% × 25%) + (-50% × 25%) + (10% × 25%) + (10% × 25%)] = 80

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (80 – 100)/100 = -0.20 = -20.00%

Example 6:

The negative currency return of each of the basket currencies relative to the Japanese yen results in a basket return of -150.00%, and therefore, a payment of maturity of $0.00 per $10.00 face amount of Securities.

Because the basket return is -150.00%, the payment at maturity will be $0.00, calculated as follows:

Payment at Maturity = the greater of (i) zero and (ii) $10.00 + ($10.00 × -150.00%)
= the greater of (i) zero and (ii) -$5.00 = $0.00

The table below illustrates how the basket return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	103.6918	41.4767	-150.00%	25.00%	-37.50%
BRL	49.9671	19.9868	-150.00%	25.00%	-37.50%
CAD	97.4296	38.9718	-150.00%	25.00%	-37.50%
USD	98.7400	39.4960	-150.00%	25.00%	-37.50%

Final Basket Level = 100 × [1 + (-150% × 25%) + (-150% × 25%) + (-150% × 25%) + (-150% × 25%)] = -50

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level
= (-50 – 100)/100 = -1.5 = -150.00%

The following table illustrates hypothetical currency returns at maturity for one of the basket currencies (AUD/JPY) calculated for a hypothetical range of hypothetical final spot rates with an initial spot rate of 103.6918. Your return on the Securities will be based on the basket return, which is determined using the currency returns for each basket currency as described in “Final Terms” herein. The following results are based solely on the hypothetical example cited. The numbers appearing in the table below have been rounded for ease of analysis.

Initial Spot Rate: 103.6918

Hypothetical Final Spot Rate	Currency Return
110.0000	5.73%
109.0000	4.87%
108.0000	3.99%
107.0000	3.09%
106.0000	2.18%
105.0000	1.25%
104.0000	0.30%
103.6918	0.00%
102.0000	-1.66%
101.0000	-2.67%
100.0000	-3.69%
99.0000	-4.74%
98.0000	-5.81%
97.0000	-6.90%
96.0000	-8.01%
95.0000	-9.15%
94.0000	-10.31%
93.0000	-11.50%
92.0000	-12.71%
91.0000	-13.95%
90.0000	-15.21%
89.0000	-16.51%
88.0000	-17.83%

Due to the method of calculating the currency returns listed in Final Terms, any basket currency appreciation relative to the Japanese yen will be diminished, while any basket currency depreciation relative to the Japanese yen will be magnified.

Historical Foreign Exchange Rate Levels

The following graphs show the performance of each basket currency at the end of each month in the periods from April 12, 2003 through April 12, 2013. As of April 12, 2013, each of the basket currency spot rates were obtained as described in ”Spot Rates” on page 18, without independent verification: the AUD/JPY spot rate was 103.6918, the BRL/JPY spot rate was 49.9671, the CAD/JPY spot rate was 97.4296 and the USD/JPY spot rate was 98.7400. For purposes of the Securities, the initial basket level was indexed to 100 on the trade date. The historical performance of each basket currency should not be taken as an indication of future performance, and no assurance can be given as to the level of each basket currency on any given day.

Historical Basket Currency Foreign Exchange Rate Levels

The weakening of the exchange rate level of any basket currency (meaning that the Japanese Yen strengthens vs. such basket currency) will have a negative impact on the basket return. The strengthening of the exchange rate level of any basket currency (meaning that the Japanese Yen weakens vs. such basket currency) will have a positive impact on the basket return.

The first chart below shows the hypothetical historical performance of the basket from April 12, 2003 through April 12, 2013, assuming that the final basket level on April 12, 2013 was 100 and each basket currency had a 25% weight in the basket on that date. The hypothetical basket return is based on actual aggregated historical data of the basket currencies and the chart below is a reflection of this data.

Hypothetical Historical Basket Ending Level

Historical AUD/JPY Exchange Rate Level

Historical BRL/JPY Exchange Rate Level

Historical CAD/JPY Exchange Rate Level

Historical USD/JPY Exchange Rate Level

Spot Rates

The spot rate for the Australian dollar against the Japanese yen on each date of calculation will be the AUD/JPY reference rate, expressed as the number of Japanese yen per one Australian dollar, which is equal to (a) the AUD/USD spot rate determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement, multiplied by (b) the USD/JPY spot rate determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement. For more information, see “Deliverable Currencies – Australian dollar (AUD)” on page CCS-2 of the currency and commodity supplement, “Deliverable Currencies – Japanese Yen (JPY)” on page CCS-4 of the currency and commodity supplement and “Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

The spot rate for the Brazilian real against the Japanese yen on each date of calculation will be the BRL/JPY reference rate, expressed as the number of Japanese yen per one Brazilian reais, which is equal to (a) the USD/JPY spot rate determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement, divided by (b) the USD/BRL spot rate determined by reference to the BRL PTAX rate source. The BRL PTAX means the spot rate will be the Brazilian real/U.S dollar offered rate for U.S. dollars expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days reported by the Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or “Rates for Accounting Purposes”) by approximately 1:15 p.m., São Paulo time. For more information, see “Non-Deliverable Currencies – Brazilian real (BRL)” beginning on page CCS-11 of the currency and commodity supplement, “Deliverable Currencies – Japanese Yen (JPY)” on page CCS-4 of the currency and commodity supplement and “Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

The spot rate for the Canadian dollar against the Japanese yen on each date of calculation will be the CAD/JPY reference rate, expressed as the number of Japanese yen per one Canadian dollar, which is equal to (a) the USD/JPY spot rate determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement, divided by (b) the USD/CAD spot rate determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement. For more information, see “Deliverable Currencies – Canadian dollar (CAD)” on page CCS-2 of the currency and commodity supplement, “Deliverable Currencies – Japanese Yen (JPY)” on page CCS-4 of the currency and commodity supplement and “Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

The spot rate for the United States dollar against the Japanese yen on each date of calculation will be the USD/JPY spot rate, expressed as the number of Japanese yen per one United States dollar, as determined by the calculation agent by reference to the exchange rate that appears on Reuters Screen WMRSPOT10 under the caption “MID” (or any successor page) at approximately 4:00 p.m. London Time on such date, subject to any further determination of the calculation agent as set forth in the currency and commodity supplement. For more information, see “Deliverable Currencies – Japanese Yen (JPY)” on page CCS-4 of the currency and commodity supplement and “Payment at Maturity” on page CCS-8 of the currency and commodity supplement.

What are the tax consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations—11. Currency-Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-52 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying basket. If your Securities are so treated, you should not generally recognize taxable income or loss prior to maturity of your Securities, other than pursuant to a sale or exchange. You should generally recognize gain or loss upon the sale or maturity of your Securities. Such gain or loss would generally be ordinary foreign currency gain or loss under Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”), unless you make a valid election to treat such gain or loss as capital gain or loss under applicable Treasury regulations. Under these regulations, holders of certain forward contracts, future contracts or option contracts generally are entitled to make such election. (“Section 988 Election”).

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 and summarized in the product supplement on page PS-52, either (a) clearly identify the Securities on your books and record on the date you acquire them as being subject to such election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain an independent verification of the election. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or maturity you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor regarding the advisability, availability, mechanics and consequences of a Section 988 Election.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as pre-paid derivative contracts and to treat the Section 988 Election as available. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in a manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-52 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.

The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

In 2007, the IRS also issued a revenue ruling holding that a financial instrument that in form resembled a U.S. dollar denominated derivative contract where the return was based exclusively by reference to the difference between U.S. dollar value of Euros at issuance and at maturity, and a market interest rate in respect of Euros was a euro-denominated debt instrument. In general, the IRS indicated that a financial instrument all the payments of which are determined by reference to a single currency can be debt, notwithstanding the fact that (i) all payments due under the instrument are made in a U.S. dollars and (ii) the amount of U.S. dollars that the issuer pays at maturity may be less than the amount of U.S. dollars that was initially advanced. The Securities are distinguishable in meaningful respects from the instrument described in the ruling. If, however, the scope of the ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recent Legislation

Medicare Tax on Investment Income.  Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the revelant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES (INCLUDING THE AVAILABILITY OF THE SECTION 988 ELECTION, AS WELL AS POSSIBLE ALTERNATIVE TREATMENTS AND ISSUES PRESENTED BY THE 2007 NOTICE AND REVENUE RULING.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.
♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.